Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Swift Transportation Company:

We consent to the incorporation by reference in the registration statement No. 333-171796 on Form S-8 of Swift Transportation Company of our reports dated February 27, 2012, with respect to the consolidated balance sheets of Swift Transportation Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Swift Transportation Company.

The audit report covering the December 31, 2011 consolidated financial statements of Swift Transportation Company refers to the adoption of Accounting Standards Update No. 2009-16, Accounting for Transfers of Financial Assets, included in FASB ASC Topic 860, Transfers and Servicing.

/s/ KPMG LLP

Phoenix, Arizona

February 27, 2012